Exhibit 99.1

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

This Amendment #2 (“Amendment”), effective as of May 31, 2022 (“Effective Date”), is to the Employment Agreement dated July 21, 2015, as amended on February 22, 2017 (collectively, “Agreement”), by and between Diodes Incorporated (“Company”), a Delaware corporation with its principal place of business at 4949 Hedgcoxe Road, Suite 200, Plano, TX 75024, and Dr. KehShew Lu, an individual (“Employee”).

WITNESSETH:

WHEREAS, pursuant to Section 3.1 of the Agreement, the Agreement shall end of May 31, 2022;

WHEREAS, the Company and the Employee desire to modify certain provisions of the Agreement;

WHEREAS, this Amendment satisfies the conditions for amending the Agreement provided under Section 4.5 of the Agreement; and

WHEREAS, this Amendment is intended to, among other things, reflect the modification on the term of employment as provided in Section 3.1 of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Amendments. As of the Effective Date, the Agreement is amended as follows:

a.
Section 2.1(i) shall be entirely amended and restated to read as follows:

“an annual base salary of $760,000, subject to such periodic changes, if any, as the Board of Directors may determine, less any applicable deduction therefrom for income tax or other applicable withholdings, payable in accordance with the Company’s standard practices and procedures;”

b.
Section 3.1 shall be entirely amended and restated to read as follows:

“Term. Unless sooner terminated pursuant to Section 3.2 or due to Employee’s death, the term of the Employee’s employment by the Company under Section 1.1 shall commence on the date hereof and shall end on May 31, 2027 (the “Term”).”

c.
In Section 3.3(a), reference to the Company’s 2013 Equity Incentive Plan shall be replaced with reference to the Company’s 2022 Equity Incentive Plan.

2.
Scope. Except as otherwise provided in this Amendment, the provisions of the Agreement shall continue in full force and effect on and after the Effective Date.

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3.
Defined Terms. Except as otherwise defined in this Amendment, the capitalized terms in this Amendment shall have the same meaning as such terms have in the Agreement.

4.
Governing Law. The validity, construction, and interpretation of this Amendment shall be governed in all respects by the procedural and substantive laws of the State of Texas applicable to contracts made and to be performed wholly within that State.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed and delivered as of the Effective Date.

COMPANY EMPLOYEE

/s/ Brett R. Whitmire /s/ Dr. Keh-Shew Lu

Brett R. Whitmire Dr. Keh-Shew Lu

Chief Financial Officer

Diodes Incorporated

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